Exhibit 99.1

CONTACT:

Steve Handy, Vice President Corporate Controller,
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Updates 2004 Outlook

     NEWPORT BEACH, Calif., August 30, 2004 - SM&A (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today provided an updated outlook for the full year 2004, and the third quarter ending September 30, 2004.

     Based on current available information, the Company expects third quarter revenue to be approximately $15 million and full year 2004 revenue to range between $66 and $69 million. The Company expects third quarter net income to be approximately 10 percent of revenue and full year net income to be approximately 13 percent of revenue. The Company does expect to return to double-digit revenue growth in 2005.

     Throughout 2004, the Company has indicated that achieving revenue growth has been a challenge primarily due to Government delays in issuing planned requests for proposals (RFPs), starting new programs and the temporary delay of certain existing programs. While these types of delays are historically not unusual, the Company believes the effects of increased Federal Government spending in Afghanistan and Iraq have compounded the number and financial impact of these delays in 2004.

     Steven Myers, Chairman and Chief Executive Officer, stated, “It has been a very unusual year for us as this is the first time in our 22 year history that the Federal Government has funded a prolonged military action leading to both RFP and program delays. In 2004, we have experienced more delays than we have experienced in the past several years. While our short-term performance has been affected by events in which we have no direct control, such as the prolonged military action and the upcoming Presidential election, our long-term prospects are strong.”

     “In addition to the release of postponed RFPs and programs, our growth will be driven by our strategy to diversify our customer base beyond the Aerospace and Defense industry into other markets such as telecommunications, information technology, and professional services,” continued Mr. Myers. “Of our more than 20 new customers this year, approximately 60 percent are outside of Aerospace and Defense, which is a result of this strategy. In addition, we are developing new service extensions and offerings that we plan to introduce in 2005.”

     Cathy Wood, Chief Financial Officer, stated, “Despite the lower than expected revenue, we will continue to generate strong operating results as well as cash during the second half of 2004. The Company is debt free, continues to generate strong gross margins and is profitable. Our working capital has increased to $29.9 million as of June 30, 2004, from $23.8 million at December 31, 2003. In addition, since we announced our share repurchase plan in May 2004, the company has repurchased 163,200 shares at a total cost of approximately $1.3 million.”

     The Company is expected to report third quarter financial results after market close on Monday, October 18, 2004.

About SM&A

     SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 835 proposals worth more than $293 billion for its clients, and has an 84% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the third quarter, forecasts for the remainder of fiscal year 2004, for fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; change in presidential administration; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for second quarter ended June 30, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

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